EXHIBIT 11

                     ALBA-WALDENSIAN, INC. AND SUBSIDIARIES
          Calculation of Primary and Fully Dilutive Earnings Per Share
                                  (unaudited)

                                                      Three Month Period Ended
                                                      ------------------------
                                                      March 30,       March 31,
                                                        1997            1996
Primary Earning Per Share
Weighted average number of common
   shares outstanding                                 1,867,403       1,867,403
                                                     ----------      ----------
     Net Income(Loss)                                $ (685,287)     $  100,737
                                                     ----------      ----------
Primary Earning Per Share                            $     (.37)     $      .05
                                                     ----------      ----------
Fully Dilutive Earning Per Share
Weighted average number of common
      shares outstanding                              1,867,403       1,867,403

Common Stock Equivalents(Options)                             0             658
                                                     ----------      ----------
                                                      1,867,403       1,868,061
                                                     ----------      ----------

Net Income(Loss)                                     $ (685,287)     $  100,737
                                                     ----------      ----------
Fully dilutive Earnings Per Share                    $     (.37)     $      .05
                                                     ----------      ----------